EXHIBIT 10(e)(30)

Annual Performance Incentive Plan for 2018 (“2018 APIP”)

Under the 2018 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee previously approved an incentive target opportunity for 2018, expressed as a percentage of base salary, for each participating officer. The Committee also established overall threshold, target and maximum performance metrics and payout ranges for the 2018 APIP. Certain additional goals were established for some officers based on business unit measures. Additionally, the Committee had established an opportunity for an individual performance component whereby the Committee has the authority to increase or decrease an award based on individual performance. The performance measures and weightings were: Constant Currency Revenue Growth (adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars) (weighted at 33.3%), Adjusted Pre-tax Income (weighted at 33.3%) and Free Cash Flow (weighted at 33.3%).

The performance against the 2018 APIP goals was as follows: Constant Currency Revenue Growth and Adjusted Pre-tax Income were below threshold and Free Cash Flow was above maximum.